Exhibit 11

Ankit Consulting Services, Inc.

__________________________________________________

30211 Avenida de Las Banderas, Suite # 200, Rancho Santa Margarita, CA 92688

Phone: 949-683-3034, Facsimile: 949-271-4737

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion, in this Form 1K as a part, of the report dated June 30, 2020 relative to the financial statements of Global Cancer Technologies, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018.

We also consent to the reference to my firm under the caption "Experts" in such Offering Statement.

/s/ Ankit Consulting Services, Inc.

Ankit Consulting Services, Inc.

Certified Public Accountants

Rancho Santa Margarita, CA

September 3, 2020